Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated February 13, 2017, with respect to the combined financial statements of Hess Midstream Partners LP Predecessor and the financial statements of Hess Midstream Partners LP, included in Amendment No. 11 to the Registration Statement (Form S-1 No. 333-198896) and related Prospectus of Hess Midstream Partners LP for the registration of common units representing limited partner interests.

/s/ Ernst & Young LLP

Houston, TX

April 4, 2017